CHARITABLE    This rider is issued as part of the contract to which it is attached. Except where
REMAINDER     this rider provides otherwise, it is subject to all of the conditions and limitations
TRUST RIDER    of the contract.

The ANNUAL WITHDRAWAL AMOUNT provision on Page 3 is amended by the substitution of the following:

    ANNUAL WITHDRAWAL AMOUNT:    CONTRACT YEARS 1-7
    THE GREATER OF:

    a) 15% OF PREMIUM PAYMENTS; OR

b) THE CONTRACT VALUE
REDUCED BY THE TOTAL
OF ANY PREMIUM PAYMENTS.

AFTER CONTRACT YEAR 7
100% OF THE CONTRACT VALUE
REDUCED BY THE TOTAL OF ANY
PREMIUM PAYMENTS MADE DURING THE 7 YEARS PRIOR TO THE WITHDRAWAL; AND

15% OF PREMIUM PAYMENTS MADE DURING THE 7 YEARS PRIOR TO WITHDRAWAL.

Signed for Hartford Life Insurance Company

HL-VA99CRT    Printed in U.S.A.